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Southwest Gas Holdings, Inc.
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SOUTHWEST GAS HOLDINGS, INC. ANNOUNCES IT WILL HOLD ITS ANNUAL MEETING OF STOCKHOLDERS ONLINE

LAS VEGAS - APRIL 13, 2020 - Southwest Gas Holdings, Inc. (NYSE: SWX) announced that, due to public meeting restrictions and continued public health concerns related to the spread of COVID-19, the Company changed the format of its previously announced Annual Meeting of Stockholders, scheduled for May 7, 2020, from an in-person meeting to an online only meeting. Additionally, the Company changed the meeting time to 11:30 a.m. PT. As always, the Company encourages stockholders to vote and submit their proxies well ahead of the Annual Meeting, although voting will also be available during the online meeting.

The Company designed the format of the Annual Meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in‑person meeting, using online tools to ensure stockholder access and participation. More information about the online Annual Meeting is provided below.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 11:30 a.m. PT. Online access to the audio webcast will open 30 minutes prior to the start of the Annual Meeting to allow time for stockholders of record as of the close of business on March 10, 2020, the record date for the Annual Meeting, to log-in and test their equipment.

The Company is providing the live audio webcast access through two online platforms. All of the Company’s stockholders are encouraged to carefully review and confirm the log-in information that follows to ensure they are accessing the appropriate designated platform. Also, the Company encourages stockholders to access the meeting in advance of the Annual Meeting’s start time.

Log-in Instructions. To attend the online Annual Meeting, stockholders should do the following:

•	Stockholders of Record: Stockholders that hold shares directly in their name should go to
https://web.lumiagm.com/284679093 and log-in by clicking “I have a control number,” entering the 11-digit control number found on the upper right-hand corner of the proxy card included in the proxy materials that were previously mailed to the stockholder and entering the following meeting code: SWGAS2020 (case sensitive).

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Beneficial Stockholders: Stockholders who are not stockholders of record (e.g. stockholders who hold shares in a stock brokerage account or through a bank or other holder of record) are beneficial stockholders and should go to http://www.virtualshareholdermeeting.com/SWX2020 and log-in by entering the 16-digit control number on the proxy materials that were previously forwarded or otherwise made available to the stockholder by their broker, bank or other holder of record.

Submitting Questions. Prior to the meeting, stockholders may submit questions pertaining to the business of the meeting by emailing the Company’s Corporate Secretary, Thomas Moran, at: SWX@swgas.com. During the Annual Meeting stockholders will also be able to submit questions through the platforms being used for the Annual Meeting. As has been the case at prior Annual Meetings, the Company will respond to questions during or shortly after the meeting.

Assistance. Beginning 30 minutes prior to, and during the Annual Meeting, the Company will have support available to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If a stockholder encounters any difficulty accessing, or during, the virtual meeting, the support tools that may be found on the respective online platforms being used for the Annual Meeting should be utilized.

Whether or not a stockholder plans to access the online webcast of the Annual Meeting, the Company urges all stockholders to vote and submit their proxies in advance of the Annual Meeting using one of the methods described in the proxy materials that were mailed to stockholders of record on or about March 23, 2020. Stockholders are encouraged to read the Company’s proxy statement carefully. All information included in the proxy statement remains unchanged except with respect to the matters set forth herein. The proxy card included with the proxy materials will not be updated to reflect the change in time and location and may continue to be used to vote your shares in connection with the Annual Meeting.

About Southwest Gas Holdings, Inc.
Southwest Gas Holdings, Inc. has two business segments. Southwest Gas Corporation provides safe and reliable natural gas service to over 2 million customers in Arizona, California, and Nevada. Centuri Group, Inc. is a comprehensive utility infrastructure services enterprise dedicated to delivering a diverse array of solutions to North America's gas and electric providers. Centuri derives revenues from installation, replacement, repair, and maintenance of energy distribution systems, and developing industrial construction solutions.